Exhibit 10.3

2024 Executive Compensation Plan

OVERVIEW: Executive Compensation and Analysis

The Compensation Committee is committed to the close alignment of our executive pay programs with Company and individual performance and our stockholders’ interest, while ensuring we can attract and retain key talent in the organization. For 2024, SharpLink’s named executive officers (“NEOs”) are as follows:

●	Rob Phythian, Chief Executive Officer

●	Robert DeLucia, Chief Financial Officer

Our Compensation Philosophy

SharpLink’s executive compensation program is designed to attract, motivate, retain and fairly reward highly skilled executives who bring the business acumen necessary to achieve our long-term business objectives. We pay for performance and design executive compensation programs that reward short- and long-term performance and align the financial interests of our executive officers with those of our shareholders. To that end, the compensation packages provided to our NEOs include both cash- and equity-based components. We evaluate performance and compensation levels to ensure that:

●	We maintain our ability to attract and retain outstanding employees in executive positions;

●	Executive compensation remains competitive with the compensation paid to similarly situated executives at comparable companies; and

●	Compensation programs are applied in an internally consistent manner.

What We Do in Our Compensation Programs

●	Establish, communicate and monitor measurable goals and objectives;

●	Review total compensation when making executive compensation decisions;

●	Establish maximum award levels for short- and long-term incentive plans;

●	Assess our programs against peer companies and best industry practices;

●	Require executives to set up 10b5-1 programs to properly manage all stock transactions;

●	Avoid incentives that encourage excessive risk;

●	Annually assess risks associated with our compensation program; and

●	Subject incentive compensation of executives to our formal clawback policy.

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Roles of the Compensation Committee, Management and Peer Groups

Role of the Compensation Committee

Our Compensation Committee is responsible for establishing the compensation of our NEOs; and oversees administration of the Company’s executive compensation plan, policies and programs, including providing guidance on corporate goals and objectives relating to compensation, short-term bonus (incentive) plans and long-term equity compensation plans, and approval of grants of equity awards.

Role of Management

Management participates in the review and refinement of our executive compensation program. The CEO meets with Committee members to discuss compensation packages for the NEOs and to review the performance of the Company and each NEO, other than himself, and makes recommendations with respect to the appropriate base salary, annual cash bonus, event-driven bonus(es) and grants of short- and long-term equity awards.

Role of Peer Groups, Surveys and Benchmarking

We consider multiple sources of data to evaluate the fairness of potential rewards associated with our compensation structures and whether they meet our compensation objectives. We also consider how our compensation practices compare to market practices among relevant companies in terms of size and/or industry. Among other factors, we carefully evaluate compensation data for executive officer positions for public companies of our size and/or operating in our industry culled from proxy statements filed with the U.S. Securities and Exchange Commission. The Committee may consider competitive market compensation of peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data. The Committee strives to incorporate flexibility into the compensation programs and processes to respond to and adjust for SharpLink’s evolving business and the value delivered by our NEOs.

2024 Peer Groups

For 2024, the Committee utilized two separate compensation peer groups in order to best assess alignment and competitiveness of the compensation of our NEOs with U.S.-based public peers operating in our industry or are characterized as “nano cap” companies which have market capitalization below $50 million and annual revenues under $10 million. The 2024 peer groups included the following:

Industry Peers:

It is important to note that most sports betting and casino gaming companies trading on U.S. exchanges are foreign private issuers which are headquartered outside of the U.S. (primarily Europe) – as such, they are not required to disclose detailed executive compensation data in their filings. Thus, the industry peer group is confined to three primary peers:

●	EBET, Inc.

●	Elys Game Technology Corp.

●	Rush Street Interactive, Inc.

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Nano Cap Peers:

●	Allied Gaming & Entertainment

●	BIMI Holdings Inc.

●	Biomerica, Inc.

●	Matinas BioPharma Holdings

●	Milestone Scientific

●	Neonode, Inc.

●	Palatin Technologies

●	Phoenix Motors Inc.

The key elements of our executive compensation packages for NEOs are base salary, short-term (annual) cash bonus, one-time cash bonus for significant milestone events being achieved, equity-based awards and our employee benefits programs.

●	A base salary provides our NEOs with a competitive level of fixed compensation, which reflects individual performance and scope of responsibilities, as well as the competitive market for executive talent; and benefits our shareholders by offering competitive salaries that will allow us to attract and retain talented executives. In determining base salaries for our NEOs, the Committee considers a number of factors including:

○	The scope of responsibilities, prior experience and qualifications;

○	Past individual performance;

○	Base salary and total compensation relative to other executives in similar positions;

○	Competitive market conditions and market data; and

○	Recommendations of the CEO, other than with respect to his own compensation.

●	An (annual) cash bonus rewards our NEOs for achieving Company and individual goals over the course of the year; and benefits our shareholders by ensuring our NEOs remain focused on meeting key short-term business objectives and performance metrics. We offer our NEOs the opportunity to earn annual cash bonuses based on achieving performance against Committee-approved performance goals. The Committee, in its sole discretion, with respect to the CEO and in collaboration with the CEO for all other NEOs, determines whether and to what extent annual cash bonuses shall be paid to each NEO.

●	One-time cash bonuses reward our NEOs who play a material role in a significant milestone achieved by the Company, e.g., completing a strategic acquisition that has positive impact on SharpLink’s overall financial performance or raising mission critical growth capital. The Committee, in its sole discretion, with respect to the CEO and in collaboration with the CEO for all other NEOs, determines whether and to what extent one-time cash bonuses are paid to each NEO based on the materiality of each significant milestone achieved.

●	Equity-based awards incentivize our NEOs, designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to attract and retain key talent over a sustained time period. The Committee sets each NEOs’ equity based awards on their respective role and responsibilities, internal equity considerations, competitive market conditions and data and target direct compensation.

●	In addition to the primary elements of compensation described above, the NEOs may participate in benefits programs generally available to our employees. In addition, our CEO and CFO are entitled to receive monthly cash consideration for certain expenses, including term life insurance policy premiums, executive health exams not covered by prevailing health benefit plan and/or country club fees, as applicable.

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2024 Executive Compensation Plan

Approved and Adopted by the Compensation Committee on February 16, 2024

2024 Key Performance Indicators (“KPIs”) for Company = Goal Weighting – 50%

●	Annual total revenue growth of Affiliate Marketing Services US = greater than 20% year-over year increase

●	Operating income = greater than 10% year-over year improvement

2024 KPIs for NEOs = Goal Weighting – 50%

●	Rob Phythian, CEO – Rob is charged with executing on the Company’s vision and strategic growth objectives, with particular emphasis on improving overall business performance, improving systems and processes, optimizing performance of individual business segments and driving cost and operational efficiencies across the enterprise, which collectively result in increased shareholder value.

●	Robert DeLucia, CFO – A strategic partner to the CEO, Bob is charged with overseeing and managing the Company’s the overall Company’s financial position and activities such as the audit, accounting and SEC reporting activities with emphasis on achieving measurable improvements in treasury and cash management; forecasting accuracy and accountability; capital formation strategic initiatives by successfully leveraging debt and equity vehicles, as/when appropriate; and timely management of all SEC filings and state and federal tax filings. Bob is also tasked with managing the Company’s stock option plan platform, OptionTrax.

2024 Compensation Programs for NEOs

●	Rob Phythian, CEO

○	Base salary: $285,000

○	Annual Cash Bonus: Up to 42.5% of Base, or $121,125

○	Restricted Stock Units: 100,000 (vest quarterly in 2024)

○	All Other Compensation: Up to $22,000 annually to cover costs for term life insurance policy, executive health exams not covered by prevailing health benefit plan and country club dues

●	Robert DeLucia, CFO

○	Base salary: $230,000

○	Annual Cash Bonus: Up to 40% of base, or $92,000

○	Restricted Stock Units: 80,000 (vest quarterly in 2024)

○	All Other Compensation: Up to $10,000 annually to cover costs for a term life insurance policy and executive health exams not covered by prevailing health benefit plan

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2024 Board Compensation Plan

Approved and Adopted by the Board of Directors on February 13, 2024

Director compensation is set by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee conducts an annual review of non-employee director compensation, including consideration of analysis of director compensation for the same peer group used by the Compensation Committee for the assessment of executive compensation. For 2024, non-employee directors will receive compensation for services as directors pursuant to this 2024 Board Compensation Plan adopted by the Board of Directors on February 13, 2024. Pursuant to this 2024 Board Compensation Plan, non-employee directors will receive:

●	A base annual fee of $30,000 for services from February 14, 2024 through December 31, 2024, payable quarterly at the end of each calendar quarter, or March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

●	Additional cash compensation for services on Committees.

○	Directors who serve as the Chair of the Audit or Compensation Committee will receive $15,000 annually, payable quarterly at the end of each calendar quarter, or on March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

○	Directors serving on the Audit and Compensation Committees, and are not already receiving compensation for serving as the Chair of one of those committees, will receive $10,000 annually, payable quarterly at the end of each calendar quarter, or on March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

●	Equity consideration issuable as follows:

○	Each of the non-employees directors will be issued 40,000 Restricted Stock Units on February 14, 2024, which shall vest in equal increments of 10,000 RSUs at the end of each calendar quarter in 2024, or on March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

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